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                                                                     EXHIBIT 8.4

             FORM OF OPINION OF PATTERSON, BELKNAP, WEBB & TYLER LLP REGARDING TAX CONSEQUENCES OF OF MEDICALOGIC/MEDSCAPE MERGER

Medscape, Inc.
134 West 29th Street
New York, New York 10001

Dear Sirs:

     You have requested our opinion as to whether the merger (the "Merger") of Moneypenny Merger Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of MedicaLogic, Inc. ("MedicaLogic"), an Oregon corporation, with and into Medscape, Inc. (the "Company"), a Delaware corporation, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     We have examined such contracts, agreements, certificates and other documents as we believe necessary to render this opinion, including the following documents, which the Company has furnished to us:

     - The Agreement and Plan of Merger among the Company, MedicaLogic and Merger Sub, dated as of February 21, 2000 (the "Merger Agreement");

     - The Joint Proxy Statement/Prospectus relating to the Merger, dated ____________; and

     - The Officer's Certificate of the Company, and the Officers' Certificate of Merger Sub and MedicaLogic, each dated as of the date hereof, (together, the "Officers' Certificates," copies of which are attached hereto and which are incorporated herein by reference).

     The Company, MedicaLogic and Merger Sub have represented to us, in the Officers' Certificates, that the foregoing documents furnished to us are accurate and complete in all material respects.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon, but have not independently verified, certain statements and representations made by executives of the Company,

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MedicaLogic and Merger Sub, including statements and representations contained in the Officers' Certificates. In particular, where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions.

     In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                                     OPINION

     Based solely upon the foregoing, and subject to the limitations set forth herein, it is our opinion that under current law for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     You should note that the foregoing opinion will not be binding upon the Service and it is possible that the Service could take positions contrary to the opinions set forth herein. Although it is our opinion that even if the Service took such contrary positions, the Company would prevail, it is possible that the courts would sustain the Service's challenge. Our opinion does not address any foreign, state or local tax implications of the proposed reorganization.


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     This opinion letter is solely for the benefit of the Company and may not be quoted or relied upon by any other person or entity without our express prior written consent. We have no obligation to update this letter to take into account any developments occurring after the date of this letter. No opinion is implied or to be inferred beyond the opinions expressly stated herein.

                                                Very truly yours,

                                                PATTERSON, BELKNAP, WEBB & TYLER

                                                 By:
                                                    ----------------------------
                                                        A Member of the Firm